MEMORANDUM

FT 4750

File No. 333-193853

The Prospectus and the Indenture filed with Amendment No. 2 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on April 9, 2014 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

THE PROSPECTUS

Cover Page	The date of the Trusts has been added.
Pages 3-12	The following information for the Trusts appears:
The Aggregate Value of Securities initially deposited has been added.
The Aggregate Value of Securities initially deposited has been added.
The initial number of Units of the Trusts
Sales charge
The Public Offering Price per Unit as of the business day before the Initial Date of Deposit
The Mandatory Termination Dates have been added.
Page 13	The Report of Independent Registered Public Accounting Firm has been completed.
Pages 14-19	The Statements of Net Assets have been completed.
Pages 20-51	The Schedules of Investments have been completed.
Back Cover	The date of the Prospectus has been included.

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

The Trust Agreement has been conformed to reflect the execution thereof.

CHAPMAN AND CUTLER LLP

April 9, 2014